Exhibit 99.1

Volcon ePowersports Reports Second Quarter 2022 Operational and Financial Results

AUSTIN, TX (August 15, 2022) - Volcon Inc. (NASDAQ: VLCN) (“Volcon” or the “Company”), the first all-electric, off-road powersports company, today reported its financial results for the second quarter of 2022.

Company Highlights:

•	Through June 30, 2022 signed over 100 dealers
•	Fulfilled substantially all dealer initial Grunt orders
•	Launched the 2023 Volcon Stag July 1, 2022 and have taken pre-orders of over $70 million if all orders are fulfilled[1]
•	Signed agreement with General Motors (GM) to use GM’s electric propulsion system to power all Volcon off-road utility terrain vehicles (“UTV"), including the Company’s flagship UTV, the Stag, as well as the Company's planned “Project X” vehicle

Jordan Davis, CEO notes “We continue to have success signing top tier powersports dealers, and we expect to have over 200 signed by the end of 2022. We focused on supplying our dealers with their initial shipment of Grunts and look to continue to fulfill additional orders as demand increases.”

Davis continues “We have successfully launched the Stag, the Company’s first four-wheel UTV and pre-orders from dealers and consumers has been strong. We expect to obtain pre-orders covering our initial planned production volume for 2023, at which point we will continue to take waitlist orders from interested dealers and end users alike. Delivery of the Stag is expected late in the second quarter of 2023. We also continue to develop exciting new products and look forward to a number of product launches over the coming quarters. The agreement from General Motors provides the Stag and all future Volcon UTVs with a proven platform to provide exceptional performance.”

Financial highlights:

•	Revenue: The Company’s revenue was $2.4 million, an increase of $1.2 million over the first quarter 2022, and an increase of $2.0 million over total fiscal 2021 revenue.

•	Net loss: The Company’s net loss was $9.9 million for the second first quarter of 2022, compared to a net loss of $8.6 million for the first quarter of 2022 and $14.8 million for the fourth quarter of 2021 (fourth quarter 2021 also included an inventory write down of $5.5 million to adjust inventory to its net realizable value compared to a write down of $0.6 million for the second quarter of 2022).

•	Adjusted EBITDA: The Company’s adjusted EBITDA for the second quarter of 2022 was a loss of $9.1 million compared to a loss of $6.9 million first quarter of 2022 and a loss of $13.5 million for the fourth quarter of 2021. Adjusted EBITDA is a non-GAAP financial measure, which we reconcile below and define as net loss before interest, taxes, depreciation and amortization, loss on repayment of promissory notes and share based compensation expenses.

For the latest company updates, follow Volcon on YouTube, Facebook, Instagram, and LinkedIn. Investor information about the company, including press releases, company SEC filings, and more can be found at http://ir.volcon.com.

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[1] Pre-orders are cancellable until they are fulfilled.

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About Volcon

Volcon Inc. is the first all-electric, powersports company producing high-quality off-road vehicles. Based in Round Rock, Texas, Volcon joins many major electric vehicle manufacturers near Austin, Texas, an area that is poised to become the electric vehicle capital of the world.

Volcon was founded with the mission to enhance the outdoor experience while reducing the industry’s environmental footprint so that adventurers and workers alike can enjoy the outdoors and preserve it for generations to come. Volcon produces all-electric, off-road vehicles that are designed to elevate the adventure experience and help people get things done at work and on the home front.

Volcon’s first product, the innovative Grunt combines a fat tire physique with high-torque electric power and a near-silent drive train which started shipping in September of 2021. Future models may include the Runt, which is a youth-sized version of the groundbreaking Grunt and an eBike, the Brat. The Stag and Project X are expected to be Volcon’s venture into the rapidly expanding world of UTVs and coming in future years as the company continues to expand.

Volcon Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com

NON-GAAP RECONCILIATION

We believe presenting adjusted EBITDA provides management and investors consistency and facilitates period to period comparisons of operations, as it eliminates the effects of certain variations to overall performance.

The following table reconciles net loss to adjusted EBITDA for the three months ended June 30, 2022, March 31, 2022 and December 31, 2021:

	Three Months Ended
Adjusted EBIDTA	June 30, 2022	March 31, 2022	December 31, 2021

Net loss	$(9,926,463)	$(8,612,345)	$(14,779,269)
Share-based compensation expense	624,704	1,575,165	371,062
Depreciation and amortization expense	193,776	112,980	83,854
Interest expense	4,791	4,691	23,717
Loss on repayment of promissory notes			841,330
Adjusted EBITDA	$(9,103,192)	$(6,919,509)	$(13,459,306)

Forward-Looking Statements

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, which are available on the SEC’s website, www.sec.gov.

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